SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 30, 2007

Gateway Financial Holdings, Inc.

North Carolina             000-33223      56-2264354
(State of incorporation)              (Commission File Number)  (I.R.S. Employer
             Identification No.)

1580 Laskin Road, Virginia Beach, Virginia   23451
(Address of principal executive offices)   (Zip Code)

Issuer's telephone number: (757) 422-8004
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 8.01 — Other Events.

On April 30, 2007, Gateway Financial Holdings, Inc. (the “Corporation”) announced that its board of directors approved an increase in its quarterly cash dividend from $0.05 to $0.08 per share. The dividend is payable on May 30, 2007 to shareholders of record at the close of business on May 15, 2007.

Separately, the Corporation also announced that its Board of Directors approved a plan to repurchase up to 500,000 shares of its common stock beginning in June 2007. The company will buy the shares in accordance with Securities and Exchange Commission rules and intends to purchase the shares periodically. The shares purchased pursuant to the plan will be retired. The company also intends to enter into a 10b5-1 plan with respect to the stock repurchases.

As of March 31, 2007, Gateway Financial Holdings, Inc. had 10,990,371 shares of its common stock issued and outstanding.

The Corporation is the holding company for Gateway Bank & Trust Co., a community bank with its principal offices in Elizabeth City, North Carolina. Gateway Bank is a full-service community bank with a total of twenty-four offices - thirteen in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, and a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. Visit the Bank’s web site at www.gatewaybankandtrust.com.

The Common Stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS.

Item 9.01(d) — Exhibits

Exhibit 99.1: Press Release on cash dividend
Exhibit 99.2: Press Release on stock repurchase plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By: /s/ Theodore L. Salter
                  Theodore L. Salter
Senior Executive Vice President
and Chief Financial Officer

Date:  May 2, 2007